Exhibit 99.1

InfoBlox Inc.

2000 Stock Option Plan

InfoBlox Inc.

2000 Stock Option Plan

1. Purpose of the Plan. Under this 2000 Stock Option Plan of InfoBlox Inc., eligible employees, key independent contractors and non-employee members of the Board of Directors may be granted the opportunity to purchase shares of the Company’s common stock under specified terms and conditions. The Plan is designed to enable the Employers to attract, retain and motivate employees, advisors, key independent contractors and non-employee members of the Board of Directors by providing for or increasing their proprietary interests in the Company. The Plan provides for options which qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Options”), as well as options which do not so qualify (“Nonstatutory Options”). Any Option granted under Plan will be clearly identified as either an Incentive Option or a Nonstatutory Option, and independent contractors and nonemployee directors will only be eligible to receive Nonstatutory Options.

2. Definitions. The following terms, when appearing in the text of this Plan in capitalized form, will have the meanings set out below.

(a) “Board” will mean the Board of Directors of the Company.

(b) “Cause” will mean, in connection with the termination of an Optionee’s employment with an Employer (or the severance of an independent contractor’s service or a non-employee member of the Board of Directors’ relationship with an Employer), termination because of: (i) conviction of a felony; (ii) gross negligence or willful misconduct in the performance of the Optionee’s duties; (iii) deliberate material injury to any Employer, including but not limited to the property, reputation or goodwill of such Employer, by or permitted by the Optionee; (iii) other willful misconduct by Optionee, including but not limited to sexual misconduct, (iv) breach of the Optionee’s written employment or independent contractor agreement; (v) any act or acts of moral turpitude by Optionee which negatively affects the interest, property, operations, business or reputation of any Employer; (vi) Optionee’s violation of a federal, state or local law or regulation or any of the ethical standards applicable to any Employer’s business which negatively affects the interest, property, operations, business or reputation of any Employer; (vii) a material breach by Optionee of any of an Employer’s written policies; or (viii) breach of an Employer’s internal financial controls (as defined below). By way of amplification, and not by way of limitation, “Cause” includes unlawful possession, use or sale of illegal narcotics or other controlled substances, being under the influence of illegal narcotics or other controlled substances while performing job duties or operating a vehicle in the course of employment. “Breach of an Employer’s internal financial controls” means: (A) actions prohibited by a written conflict of interest or business ethics policy of an Employer made known to the Optionee; (B) engaging or acquiescing in any transaction or transactions which taken together are material and which are not promptly and accurately recorded on the books and records of the appropriate Employer; or (C) engaging in any transaction in the cash or other assets of an Employer for the Optionee’s own benefit which is not de minimis and which is not approved or ratified by the Board, either by specific resolution or the adoption of a general policy. If an Employer could have terminated an employee’s employment (or severed an independent contractor’s service relationship) for Cause, but lacked actual knowledge of any act or omission described above at the time of termination, the termination will nevertheless be deemed for Cause upon the later discovery of such act or omission. Whether a termination is for “Cause” shall be determined, in its sole discretion, by the Company. A determination that a termination is for Cause, as defined above, will be effective only for the purpose of the Plan and will not be determinative with respect to any other contract or arrangement between an Employer and the Optionee, unless the Company makes a specific determination to the contrary. The Committee may vary this definition, at its discretion, in the case of any individual Option Agreement. Notwithstanding the foregoing provisions of this subsection (b), in the case of an Optionee who has entered into a written employment or independent contractor agreement with an Employer, if such agreement contains a specific definition of “Cause”, the term “Cause” as used herein shall have the meaning ascribed to it in such employment agreement.

(c) “Code” will mean the Internal Revenue Code of 1986, as the same may from time to time be amended. References to sections of the Code will include the corresponding provisions of any subsequent and applicable federal tax law.

(d) “Committee” will mean the committee appointed by the Board pursuant to Section 14, which will have the duty and power to administer this Plan, including, but not limited to the duties and powers of designating Optionees, granting Options and fixing the terms of Option Agreements in a manner consistent with this Plan.

(e) “Company” will mean InfoBlox Inc., an Illinois corporation and, in the appropriate circumstances, any successor in interest.

(f) “Disabled Optionee” will mean an Optionee who is disabled within the meaning of section 422(c)(6) of the Code. The Committee may vary this definition, at its discretion, in the case of any individual Option Agreement, to the extent that such Option Agreement applies to Nonstatutory Options or to key independent contractors. The determination of the Committee as to whether an Optionee is a Disabled Optionee shall be final and binding on all persons.

(g) “Employer” will mean the Company and any “subsidiary corporation” of the Company, as that term is defined by section 424(f) of the Code, as may now or hereafter exist. For the purposes of this Plan, cessation of the employment (or independent contractor) relationship with one Employer, followed by continued or new employment (or an independent contractor relationship, in the case of an individual who was originally an independent contractor) with another Employer, will not be deemed to be a termination of employment (or the independent contractor relationship).

(h) “Effective Date” will mean April 1, 2000; provided, however, that if this Plan is not approved by the shareholders of the Company by March 31, 2001, it will be null and void as if it had never been effective.

(i) “Executive Officer” means those individuals who, on the last day of the taxable year at issue (i) served as the Company’s chief executive officer or was acting in a similar capacity, regardless of compensation level; and (ii) the four most highly compensated executive officers (other than the chief executive officer) all as determined pursuant to Treasury Regulation § 1.162-27(c)(2).

(j) “Fair Market Value” will mean, with respect to the common stock of the Company, the price at which the stock would change hands between an informed, able and willing buyer and seller, neither of which is under a compulsion to enter into the transaction. Fair Market Value will be determined in good faith by the Committee in accordance with a valuation method which is consistent with the guidelines set forth in Treasury Regulation § 1.421-7(e)(2) or any applicable regulations issued pursuant to section 422 of the Code. Fair Market Value will be determined without regard to any restriction other than a restriction which, by its terms, will never lapse. The determination of the Committee will be final and binding on all Optionees.

(k) “Option” will mean the grant to an eligible employee, independent contractor or non-employee member of the Board of Directors of the opportunity to purchase a specified number of shares of the common stock of the Company pursuant to the terms and conditions of this Plan and an Option Agreement.

(l) “Option Agreement” will mean an agreement entered into between a representative of the Committee (acting on the behalf of the Company) and an individual Optionee and specifying the terms and conditions of the Option granted to the Optionee, which terms and conditions will recite or incorporate by reference: (i) the provisions of this Plan which are not subject to variation; and (ii) the variable terms and conditions of the Option which will apply to that Optionee.

(m) “Optionee” will mean an eligible employee, independent contractor or non-employee member of the Board of Directors (and, under the appropriate circumstances, the Optionee’s guardian: representative, agent, heir, legatee or successor in interest) who has been granted an Option.

(n) “Plan” will mean this InfoBlox Inc. 2000 Stock Option Plan, as set out in this document and as the same may from time to time be amended.

(o) “Ten Percent Employee” will mean an employee who, immediately prior to the grant of an Option, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock (excluding treasury and authorized, but unissued shares) of any Employer. An employee will be: (1) considered as owning not only shares of stock owned personally, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or haft blood) of the employee; and (ii) considered as owning proportionately any shares owned, directly or indirectly by or for any corporation, partnership, estate or trust in which such individual is a shareholder, partner or beneficiary. Stock which may be purchased pursuant to the Option will not be deemed to be owned by the employee.

3. Stock Subject to Plan. The aggregate number of shares of common stock of the Company which may be issued under Options is One Million, Fifty-Eight Thousand, Eight Hundred and Twenty (1,058,820), subject to the adjustments hereinafter provided. The shares which may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares or partly each. Shares of stock subject to the unexercised portions of any Options which expire, terminate or are canceled may again be subject to Options under the Plan. If there is a merger, consolidation, stock dividend, split-up, combination or exchange of shares, recapitalization or change in capitalization with respect to the Stock, the total number of shares provided for in this Section 3 will be adjusted by the Committee, as it, in its sole discretion, may deem fair, just and equitable, to accurately reflect that event.

4. Eligibility and Grant.

(a) The class of individuals eligible to be considered for the grant of Options hereunder will consist of key independent contractors (as identified by the Committee), members of the Board of Directors or other advisory boards who are not investors, and individuals regularly employed by the Employer. The Committee referred to in Section 14 will designate, from among the eligible independent contractors, members of the Board of Directors, advisors, and employees, those who will be granted Options and will specify: (i) the number of shares of the Company’s common stock each such individual will be entitled to purchase pursuant to the Option; and (ii) the nature of each Option as an Incentive Option, a Nonstatutory Option or partly each type of Option. Only Nonstatutory Options will be granted to independent contractors or other individuals who are not employees of the Company. The Committee may make such grants at any time and in any amounts that it, in its discretion, may designate, subject to the other relevant limitations set out in this Plan.

(b) Following an initial public offering of the Company’s common stock, the number of Option shares granted in a fiscal year to each Executive Officer shall not exceed Two Hundred and Fifty Thousand (250,000) shares for the fiscal year during which he or she becomes an Executive Officer or for any subsequent fiscal year during which he or she serves as an Executive Officer. The number of shares set forth in this subsection shall be subject to adjustment as provided in Section 3.

(c) No Options will be granted under this Plan after the day prior to the tenth (10th) anniversary of. (i) the date this Plan is adopted; or (ii) the date this Plan is approved by the shareholders of the Company, whichever date occurs first.

5. $100,000 Incentive Option Exercise Limitation. The aggregate Fair Market Value of the stock with respect to which an Incentive Option (under this Plan and all incentive stock option plans of the Company, its parent(s) and subsidiaries) is exercisable for the first time by an Optionee during a calendar year will not exceed $100,000. For this purpose, Fair Market Value will be determined as of the time the Incentive Option is granted. To the extent any grant of Incentive Options would, by its terms, be in conflict with the preceding sentence, either of itself or when considered in connection with earlier grants to the same Optionee, the Committee, in its discretion, may either (i) defer the earliest exercise date of the last granted Incentive Option until the earliest time that will be in compliance with this section, or (ii) take no action in which case the portion of the option which violates the $100,000 restriction shall be treated as a Nonstatutory Option. If the date on which one or more incentive Options could be first exercised is accelerated pursuant to any other provision of the Plan or any Option Agreement, or an amendment thereto, and the acceleration of such exercise date results in a violation of the restriction set forth in the first sentence of this section, then notwithstanding any such other provision, the exercise date of such Incentive Options will be accelerated only to the extent, if any, that is permitted under section 422 of the Code and the exercise date of the Incentive Options with the lowest option prices will be accelerated first. Any exercise date which cannot be accelerated without violating the $100,000 restriction of this section shall nevertheless be accelerated, and the portion of the option becoming exercisable thereby shall be treated as a Nonstatutory Option.]

6. Option Price. The price or consideration that must be supplied by the Optionee to the Company in order to exercise an Option (the “Option Price”) will be determined according to the following rules.

(a) Nonstatutory Option Rule. The Option Price of each Nonstatutory Option will be determined at the date of grant at the discretion of the Committee.

(b) General Incentive Option Rule. Except as provided to the contrary in subsection (c) below, the Option Price of each Incentive Option will be determined as of the date of grant by the Committee as an amount not less than one hundred percent (100%) of the then Fair Market Value per share of the common stock covered by the Option.

(c) Ten Percent Employee Rule. In the case of an Incentive Option granted to a Ten Percent Employee, the Option Price will be determined as of the date of grant by the Committee as an amount not less than one hundred ten percent (110%) of the then Fair Market Value per share of the common stock covered by the Option.

7. Exercise of Option. The manner in which an Optionee may exercise an Option will be determined according to the following rules.

(a) Full or Partial Exercise. The Option Agreement may provide for partial exercise in installments. Exercisable Options may be exercisable in full or in part. If an Option: (i) is composed of both Incentive Options and Nonstatutory Options; or (ii) the Optionee is exercising less than the entire Option, the Optionee will designate the number of shares that are being acquired through the exercise of Incentive Options and through Nonstatutory Options.

(b) Period of Exercise. The period of time in which an Option may be exercised will be the period designated in the Option Agreement by the Committee. In the case of an Incentive Option, such period will not exceed ten (10) years from the date the Incentive Option is granted. With respect to the Incentive Options held by a Ten Percent Employee, such period of time will not exceed five (5) years from the date the Incentive Option is granted.

(c) First Date Exercisable. The Committee will specify in the Option Agreement when an Option will first become. As a general rule and in cases where the Committee fails to explicitly designate a schedule of when Options first became exercisable, an Option may be first exercised as to an incremental twenty-five percent (25%) of the shares of common stock to which it applies on the first annual anniversary of the date of grant, with an incremental 2% of the shares of common stock to which it applies on each monthly anniversary of the date of grant following the first annual anniversary thereof, but the Committee may vary this schedule at its discretion.

(d) Deliveries: Company Repurchase. In order to exercise all or part of an Option, the Optionee will deliver to the Company:

(i) the Notice of Exercise attached to the Option Agreement;

(ii) the consideration required by Section 8 below;

(iii) the documents described in Section 19 below; and

(iv) if the Company’s common stock is not publicly traded on a recognized exchange on the date of exercise, a “Repurchase Agreement” in a form approved by the Committee, as described further below.

With respect to all Optionees who are not employees, members of the Board of Directors, or independent contractors of an Employer at the time of exercise, such Agreement will constitute an offer by the Optionee to sell, at the time of exercise, all Company stock acquired through the exercise to the Company at the Fair Market Value of such stock at the date of exercise. With respect to all Optionees who are employees, members of the Board of Directors or independent contractors of an Employer at the time of exercise, such Agreement will constitute an offer by the Optionee, the Optionee’s heirs, legal representatives, agents guardian and successors in interest to sell, at the time of the Optionee’s termination of employment (or the termination of the independent contractor relationship for reasons other than to enter the employment of an Employer or the termination of the Optionee’s service as a member of the Board of Directors) with all Employers, all Company stock acquired through the exercise to the Company at the Fair Market Value of such stock on the date the Optionee’s employment or independent contractor relationship with all Employers terminates; provided, however, that if the Optionee’s employment, independent contractor relationship or service as a member of the Board of Directors is terminated for Cause, the repurchase price will be equal to the lesser of the exercise price or the Fair Market Value of such stock on the date the Optionee’s employment, independent contractor relationship or service as member of the Board of Directors terminates. Nothing in any Repurchase Agreement will obligate the Company, or a shareholder of the Company, to accept the offer of sale that is required by this section. The Committee may include such other provisions in the Repurchase Agreement as it, in its discretion, deems advisable.

8. Payment of Option Price. Payment for stock purchased under any exercise of an Option will be made in full in cash or cash equivalents concurrently with such exercise. Payment may also be made, at the discretion of the Committee (which discretion may be exercised either at the time of grant or at the time of exercise), according to one or more of the following alternatives; provided, however, that if the Committee decides, at the time of grant, to permit payment in the form of stock or a note or both, the Committee may not revoke that permission at a later time.

(a) Stock. Payment may be made in whole or in part with shares of the same class of stock that is subject to the Option, delivered in lieu of cash concurrently with such exercise. The shares so delivered will be valued on the basis of the Fair Market Value of the stock on the day preceding the date of exercise. However, this alternative method of payment will not be available if the Company is, at the time of attempted exercise, prohibited from purchasing or acquiring the shares of tendered stock.

(b) Note. Payment may be made in whole or in part subject to the approval by the Company by delivering to the Company a promissory note in the form of note attached hereto as Exhibit A; provided that if the Company becomes subject to the Securities and Exchange Act of 1934 (the “1934 Act”), payment by promissory note will be subject to any applicable margin restrictions which may then be in effect as to the Company and, further, will be subject to the provisions of Section 23 below herein.

(c) Other. Any other method of payment permitted by the Committee, including payment through a broker in accordance with procedures permitted by rules or regulations of the Federal Reserve Board.

9. Non transferability. Every Option will, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee or by the Optionee’s guardian or legal representative.

10. Termination and Acceleration of Option. Subject to the Committee’s discretion to vary these rules in any individual Option Agreement (provided, that, in the case of an Incentive Option, the time periods specified below may be shortened, but not lengthened), Options will lapse and the exercise date of Options may be accelerated according to the following rules:

(a) Termination without Cause. If the employment, independent contractor relationship or, in the case of a non-employee member of the Board of Directors, service as a member of the Board of Directors, of an Optionee who is not a Disabled Optionee is terminated without Cause and for reasons other than death (or, in the case of an independent contractor, for reasons other than becoming an employee of an Employer), any Option that is then exercisable under Section 7(c) above will be exercisable by such an Optionee at any time prior to the earliest of expiration date of such Option or within three months after the date of termination of employment, independent contractor relationship or service as a member of the Board of Directors, whichever is applicable. All Options not exercisable or not exercised under this subsection will lapse.

(b) Disabled Optionee. If employment, independent contractor relationship or, in the case of a non-employee member of the Board of Directors, service as a member of the Board of Directors, of an Optionee who is a Disabled Optionee is terminated without Cause, any Option that is then exercisable under Section 7(c) above will be exercisable by such an Optionee, or the Optionee’s agent or guardian, at any time prior to the earliest of expiration date of such Option or within one year after the date of such termination of employment, independent contractor relationship or service as a member of the Board of Directors, whichever is applicable. All Options not exercisable or not exercised under this subsection will lapse.

(c) Death of Optionee. If employment, independent contractor relationship or, in the case of a non-employee member of the Board of Directors, service as a member of the Board of Directors, of an Optionee terminates on account of death, any Option that is then exercisable under Section 7(c) above will be exercisable by the person or persons entitled to do so under the will of the Optionee, or, if the Optionee fails to make testamentary disposition of the Option, by the legal representative of the Optionee’s estate at any time prior to the expiration date of such Option or within one year after the date of death, whichever is the shorter period. All Options not exercisable or not exercised under this subsection will lapse.

(d) Termination for Cause. If an Employer terminates the employment, independent contractor relationship or, in the case of a non-employee member of the Board of Directors, service as a member of the Board of Directors, of an Optionee for Cause, all outstanding Options held by the Optionee at the time of such termination, regardless whether then exercisable, will automatically lapse unless the Committee notifies the Optionee that the Options will not terminate. If an Option is exercised after the act or omission of the Optionee that defines the termination as a termination for Cause, but before the Employer determines that termination is for Cause, such exercise will be void ab initio and reversed by the parties.

(e) Disaffiliation of Employer. If the Optionee’s Employer is sold or spun-off by the Company or otherwise disaffiliates from the Company under conditions other than those described in Section 24 below, any Option that is then exercisable under Section 7(c) above will be exercisable by such an Optionee at any time prior to the expiration date of such Option or within three months after the date of Employer disaffiliation, whichever is the shortest period. All Options not exercisable or not exercised under this subsection will lapse.

For the purposes of this Plan, if an employee loses his or her status as such to become an independent contractor to an Employer, the employee’s employment will nevertheless be deemed to have been terminated. If an independent contractor loses his or her status as such to become an employee of an Employer, the employee’s status will not be deemed to have changed.

11. Cancellation of Unexercised Options. To the extent an Option is not exercised before the expiration of its term or before the expiration of any shorter exercise period under Sections 7, 10, or 12 it will be cancelled.

12. Written Option Agreement. All Options will be evidenced by written Option Agreements which shall set forth the name of the Optionee, the number of shares of stock subject to the Option, the exercise price per share of stock, whether the Option is an Incentive Option or a Nonstatutory Option and the term over which the Option may be exercised. Option Agreements will comply with and be subject to all of the terms, conditions and limitations set forth in this Plan and such further provisions, not inconsistent with this Plan, as the Committee will deem appropriate.

13. Adjustments. Changes or adjustments in the Option Price, number of shares subject to an Option or other specifics as the Committee should decide will be considered or made pursuant to the following rules.

(a) General Rule. If the outstanding common stock of the Company is increased or decreased, or is changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments will be made in the exercise price or the number and/or kind of shares or securities for which Options may thereafter be granted under this Plan and for which Options then outstanding under this Plan may thereafter be exercised. The Committee will make such adjustments as it may deem fair, just and equitable to prevent substantial dilution or enlargement of the rights granted to or available for Optionees. No adjustment provided for in this Section 13 will require the Company to issue or sell a fraction of a share or other security. Nothing in this subsection will be construed to require the Committee to make any specific or formula adjustment.

(b) Prohibited Adjustment. If any such adjustment provided for in this Section 13 requires the approval of shareholders in order to enable the Company to grant or amend Options, then no such adjustment will be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment would be to cause an Incentive Option to fail to continue to qualify under section 422 of the Code or to cause an event described in section 424(h) of the Code, the Committee may omit such adjustment.

(c) Further Limitations. Nothing in this section will entitle the Optionee to adjustment of his or her Option in the following circumstances:

(i) the issuance or sale of additional shares of the Company’s common stock, through public offering or otherwise;

(ii) a transaction described in Section 24 below;

(iii) the issuance or authorization of an additional class of stock of the Company; or

(iv) the conversion of convertible preferred stock or debt of the Company into common stock.

14. Administration. The Plan will be administered by a committee of three individuals appointed by the Board of which one member shall be appointed from among the Investor Directors, as defined in Section 2(b) of the Shareholder’s Agreement dated April 14, 2000 among the Company, its founders and certain investors (the “Shareholder’s Agreement”), one member shall be appointed from among the Founder Directors, as defined in Section 2(b) of the Shareholder’s Agreement, and the final member shall be the Outside Director, as defined in Section 2(b) of the Shareholder’s Agreement. In the event of an initial public offering of Company Stock, the Committee shall be comprised of not less than two members who are “disinterested persons” as defined in Rule 16b-3(e)(2)(i), promulgated under the 1934 Act, and “disinterested persons” as defined in Rule 16b-3(e)(2)(i), promulgated under the 1934 Act, and who are also “outside directors” within the meaning of section 162(m) of the Code. Any vacancy occurring on the Committee may be filled by appointment by the Board, in accordance with the foregoing rules. The Board may remove any Committee member at its discretion. An individual Committee member will not participate in any deliberations or decisions relating to the grant or administration of Options with respect to which such person is or may be the Optionee.

The Committee may, in its discretion, interpret the Plan, prescribe, amend and rescind any rules or regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions it deems necessary or advisable, except as otherwise expressly reserved for the Board. All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and all persons deriving their rights from an Optionee. No member of the Board or any Committee shall be liable for the action taken or failed to be taken in good faith or determination made pursuant to the Plan.

15. Conformity with Section 422. It is the intent of the Company that the Plan and its administration conform strictly to the requirements of section 422 of the Code with regard to Incentive Options. Therefore, notwithstanding any other provision of this Plan, nothing herein will contravene any requirement set forth in section 422 of the Code with respect to Incentive Options and if inconsistent provisions are otherwise found herein, they will be deemed void and unenforceable or automatically amended to conform, as the case may be.

16. Withholding. If, upon exercise of any Nonstatutory Option (or any Incentive Option which is treated as a Nonstatutory Option because it fails to meet the requirements set forth herein for Incentive Options), the Optionee fails to tender payment to the Company any required federal income tax withholding, the Committee shall withhold from the Optionee sufficient shares or fractional shares having a Fair Market Value equal to any amount which the Company is required to withhold under the Code.

17. Rights as a Shareholder. An Optionee will have no rights as a shareholder with respect to any stock covered by an Option until the date of issuance of the stock certificate to such person after receipt of the consideration in full set forth in the Option Agreement. Except as provided in Section 13 hereof, no adjustments will be made for dividends, whether ordinary or extraordinary, whether in cash, securities, or other property, or for any distributions for which the record date is prior to the date on which the Option is exercised.

18. Modification, Extension and Renewal. Subject to the conditions of, and within the limitations prescribed in, Section 15 hereof, the Committee may modify, extend or renew outstanding Options. Notwithstanding the foregoing, no modification will, without the prior written consent of the Optionee, alter, impair or waive any rights or obligations associated with any Option earlier granted under the Plan.

19. Investment Purposes, Etc. Unless the transfer, sale, assignment, pledge, hypothecation or other disposition of the shares may be accomplished at the time of exercise pursuant to effective registrations under the Securities Act of 1933 (the “1933 Act”) and any applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations, prior to the issuance or delivery of any shares of stock under the Plan, the person exercising the Option may be required to:

(a) represent and warrant that the shares of the common stock to be acquired upon exercise of the Option are being acquired for investment for the account of such person and not with a view to resale or other distribution thereof;

(b) represent and warrant that such person will not, directly or indirectly, transfer, sell assign, pledge, hypothecate or otherwise dispose of any such shares (except for a pledge of shares issued or delivered upon payment in whole or in part of the Option price with a promissory note as contemplated by Section 8(b) above); and

(c) execute such further documents as may be reasonably required by the Committee upon exercise of the Option or any part thereof, including but not limited to any stock restriction agreement.

The certificate or certificates representing the shares of the common stock to be issued or delivered upon exercise of an Option may bear a legend evidencing the foregoing and other legends required by any applicable securities laws. Furthermore, nothing herein or any Option granted hereunder will require the Company to issue any stock upon exercise of any Option if the issuance would, in the opinion of counsel for the Company, constitute a violation of the 1933 Act, as amended, the State of Illinois securities laws, or any other applicable rule or regulation then in effect.

20. Limitation of Effect. This Plan, and any Option granted under this Plan: will not confer upon any Optionee any right with respect to continued employment or independent contractor status by any Employer nor shall they alter, modify, limit or interfere with any right or privilege of the Employers under any employment or independent contractor agreement heretofore or hereinafter executed with any Optionee, including the right to terminate any Optionee’s employment or independent contractor status at any time for or without Cause, to change the Optionee’s level of compensation or to change the Optionee’s responsibilities or position.

21. Effect of Employment and Independent Contractor Agreements. Notwithstanding anything to the contrary contained elsewhere in this Plan but subject only to the provisions of section 422 of the Code (where applicable), the Committee will interpret this Plan in a manner, consistent with any employment or independent contractor agreement entered into between an Employer and an Optionee prior to the Effective Date, including, but not limited to the agreement entered into between the Company and Robert Moss on May 1, 1999, as amended April 14, 2000. Any Option granted under this Plan and any share of stock received by an Optionee upon exercise of an Option under this Plan will evidence rights and obligations consistent with applicable rights and obligations described in any such employment or independent contractor agreement, including, but not limited to “tag-along” rights and “takealong” rights, subject only to the provisions of section 422 of the Code, where applicable.

22. Notice of Disqualifying Dispositions. The Committee will notify each Optionee that he or she will lose the tax benefits of section 421 of the Code if he or she disposes of stock acquired by the exercise of an Incentive Option, other than by will or the laws of descent and distribution, within two (2) years after the date of grant or within one (1) year after exercise.

23. Compliance with Other Laws and Regulations. The Plan, the Options granted hereunder, and the obligation of the Company to sell and deliver stock under such Options, will be subject to all applicable federal and state laws, rules, regulations and to such approvals by any government or regulatory authority or investigative agency as may be required. The Company will not be required to issue or deliver any certificates for shares of stock prior to (a) the listing of any such stock to be acquired pursuant to the exercise of any Option on any stock exchange on which the stock may then be listed, and (b) the compliance with any registration requirements or qualification of such shares under any federal, state or foreign securities laws, or obtaining any ruling or waiver from any government body which the Company will, in its sole discretion, determine to be necessary or advisable, or which, in the opinion of counsel to the Company, is otherwise required. With respect to persons subject to section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 1613-3 or its under this Plan are intended to comply with all applicable conditions of Rule 1613-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

24. Corporate Reorganizations. Except in the case of a transaction described below that constitutes or occurs in connection with an initial public offering of the common stock of the Company, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to Options hereunder are changed into or exchanged for cash or property or securities not of the Company’s issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80°/a) of the voting power of the stock of the Company then outstanding, by another corporation or person, the Plan will terminate and all Options will lapse. The result described above will not occur if provision is made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of Options earlier granted, or the substitution for such Options of options covering the stock of a successor corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and Options theretofore granted will continue in the manner and under the terms so provided. If Options hereunder shall terminate pursuant to the foregoing provisions of this section, the Committee, in its sole discretion, may grant to each affected Optionee the right, at such time prior to the consummation of the transaction causing such termination as the Committee shall designate, to exercise the unexercised portions (including any unvested portions) of this Option.

25. Financial Assistance. The Employer may assist any Optionee (including any director or officer of an Employer) in the payment of the purchase price payable on exercise of an Option, by lending the amount of such purchase price to such Optionee on such terms and at such rates of interest and upon such security (or unsecured) as is authorized by the Board.

26. Amendment and Termination. The Board may alter, amend, suspend or terminate this Plan, provided that no such action will deprive an Optionee, without his or her consent, of any Option granted to such person or of any of his or her rights under such Option, other than as specifically permitted by this Plan (as in effect on the Effective Date) or the relevant Option Agreement. Except as herein provided, no such action of the Board, unless approved by the shareholders of the Company within twelve months prior or twelve months after such action, may:

(a) Increase the maximum number of shares for which Options granted under the Plan may be exercised;

(b) reduce the minimum permissible Option Price;

(c) extend the ten-year duration of this Plan set forth herein; or

(d) alter the class of employees or independent contractors eligible to receive Options.

27. Golden Parachute Limitation. If any benefit to an Optionee hereunder may be considered, by itself or in the aggregate with any other benefit received or owed to the Optionee, an “excess parachute payment,” as that term is defined by section 2806 of the Code, the Committee, at its discretion may vary the terms of the Option Agreement prospectively or retroactively with the intent of preserving the rights and obligations of the parties to the Option Agreement while avoiding treatment of the benefit as an excess parachute payment.

28. Severability. If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions. Instead, each provision is fully severable and this Plan will be construed and enforced as if any illegal or invalid provision had never been included.

29. Governing Law. All questions arising with respect to the provisions of the Plan will be determined by application of the Code and the laws of the State of Illinois except to the extent that Illinois laws are preempted by any federal law.